Entrada Therapeutics Announces First Participant Dosed in its Phase 1 Clinical Trial of ENTR-601-44 for the Potential Treatment of Duchenne Muscular Dystrophy

– Initiation of Phase 1 clinical trial marks Entrada’s transition into a clinical company –

– Data anticipated in the second half of 2024 –

BOSTON, September 21, 2023 -- Entrada Therapeutics, Inc. (Nasdaq: TRDA), a biopharmaceutical company aiming to transform the lives of patients by establishing intracellular Endosomal Escape Vehicle (EEV™)-therapeutics as a new class of medicines, today announced that the first participant has been dosed in its Phase 1 clinical trial evaluating ENTR-601-44 for the potential treatment of individuals with Duchenne muscular dystrophy who are exon 44 skipping amenable.

“The initiation of our Phase 1 trial for ENTR-601-44 is an important step forward in addressing this relentlessly progressive neurodegenerative disease,” said Dipal Doshi, President and Chief Executive Officer of Entrada Therapeutics. “Today’s announcement marks Entrada’s transition into a clinical company. As we enter our next phase of growth, Entrada is well-positioned to advance this initial program, as well as our broader Duchenne franchise, and we expect to report data from the Phase 1 trial in the second half of 2024.”

The primary objective of Entrada’s Phase 1 clinical trial, which is being conducted in the United Kingdom, is to evaluate the safety and tolerability of a single dose of ENTR-601-44 in healthy male volunteers, with a target enrollment of approximately 40 participants. The trial will also evaluate pharmacokinetics and target engagement, as measured by exon skipping in the skeletal muscle.

About ENTR-601-44
ENTR-601-44, a proprietary Endosomal Escape Vehicle (EEV™)-conjugated phosphorodiamidate morpholino oligomer (PMO), is the lead product candidate within its Duchenne franchise from Entrada’s growing pipeline of EEV-therapeutics. Each EEV-PMO therapeutic candidate has an oligonucleotide sequence designed and optimized for the specific subpopulation of interest. ENTR-601-44 is designed to address the underlying cause of Duchenne muscular dystrophy due to mutated or missing exons in the DMD gene. ENTR-601-44, an investigational therapy for the potential treatment of people living with Duchenne who are exon 44 skipping amenable, has the potential to restore the mRNA reading frame and allow for the translation of dystrophin protein that is slightly shortened but still functional.

About Duchenne Muscular Dystrophy
Duchenne muscular dystrophy is a rare genetic disease that causes progressive muscle degeneration and weakness throughout the body. Duchenne is caused by mutations in the DMD gene, which leads to inadequate production of dystrophin, a protein essential to maintaining the structural integrity and function of muscle cells. Duchenne causes progressive loss of muscle function throughout the body, which limits mobility and causes heart and respiratory complications in the later stages of the disease. Currently approved therapies for Duchenne seek to improve dystrophin production, but to date, the clinical benefits of these products have not been confirmed.

About Entrada Therapeutics
Entrada Therapeutics is a biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines, Endosomal Escape Vehicle (EEV™)-therapeutics, to engage intracellular targets that have long been considered inaccessible and undruggable. The Company’s EEV therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Through its proprietary, highly versatile and modular EEV platform, Entrada is building a robust development portfolio of RNA-, antibody- and enzyme-based programs for the potential treatment of neuromuscular, immunological, ocular and metabolic diseases, among others. The Company’s lead oligonucleotide programs include ENTR-601-44 and ENTR-601-45 for the potential treatment of people living with Duchenne who are exon 44 and 45 skipping amenable, respectively, as well as our partnered candidate ENTR-701 targeting myotonic dystrophy type 1 (DM1).

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Entrada’s strategy, future operations, prospects and plans, objectives of management, ability to recruit for and complete a healthy volunteer trial for ENTR-601-44 in the United Kingdom with first subject dosed in September 2023, expectations regarding the timing of data from its Phase 1 trial for ENTR-601-44 in the second half of 2024, expectations regarding the safety and therapeutic benefits of ENTR-601-44, the potential of its EEV product candidates and EEV platform, and the continued development and advancement of ENTR-601-44 and ENTR-601-45 for the treatment of Duchenne, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Entrada may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical trials; uncertainties as to the availability and timing of results from preclinical and clinical studies; the timing of and Entrada’s ability to submit and obtain regulatory clearance for IND applications and initiate clinical trials; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; whether Entrada’s cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in Entrada’s filings with the Securities and Exchange Commission (SEC), including the Company’s most recent Form 10-K and in subsequent filings Entrada may make with the SEC. In addition, the forward-looking statements included in this press release represent Entrada’s views as of the date of this press release. Entrada anticipates that subsequent events and developments will cause its views to change. However, while Entrada may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Entrada’s views as of any date subsequent to the date of this press release.

Investor and Media Contact
Karla MacDonald
Chief Corporate Affairs Officer
kmacdonald@entradatx.com